UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  Triarc Companies, Inc.

Title of Class of Securities: Common Stock, par value $.10

CUSIP Number:  895927101



  (Date of Event Which Requires Filing of this Statement)

                       July 6, 1998

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         William Ehrman

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

         56,650

6.  Shared Voting Power:

         1,691,900

7.  Sole Dispositive Power:

         56,650

8.  Shared Dispositive Power:

         1,754,172

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         1,810,822

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.34%

12. Type of Reporting Person

          IN

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Frederic Greenberg

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          6,000

6.  Shared Voting Power:

          1,691,900

7.  Sole Dispositive Power:

          6,000

8.  Shared Dispositive Power:

          1,701,245

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,707,245

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          6.92%

12. Type of Reporting Person

          IN

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Frederick Ketcher

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          8,400

6.  Shared Voting Power:

          1,691,900

7.  Sole Dispositive Power:

          8,400

8.  Shared Dispositive Power:

          1,698,245

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,706,645

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          6.92%

12. Type of Reporting Person

          IN

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Jonas Gerstl

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          1,693,400

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          1,704,245

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,704,245

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          6.91%

12. Type of Reporting Person

          IN

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          James McLaren

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          1,691,900

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          1,698,245

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,698,245

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          6.88%

12. Type of Reporting Person

          IN

CUSIP Number:  895927101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          William D. Lautman

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          1,691,900

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          1,698,245

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,698,245

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          6.88%

12. Type of Reporting Person

          IN

Item 1(a) Name of Issuer:  Triarc Companies, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          280 Park Avenue
          New York, NY  10017

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          William Ehrman
          Frederic Greenberg
          Frederick Ketcher
          Jonas Gerstl
          James McLaren
          William D. Lautman

          350 Park Avenue
          11th Floor
          New York, New York  10022

    (d) Title of Class of Securities: Common Stock, $.10 par value

    (e)   CUSIP Number:  895927101

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee

             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned:  William Ehrman -
         1,810,822; Frederic Greenberg - 1,707,245;
         Frederick Ketcher - 1,706,645; Jonas Gerstl -
         1,704,245; James McLaren and William D. Lautman -
         1,698,245

         (b) Percent of Class:  William Ehrman - 7.34%;
         Frederic Greenberg and Frederick Ketcher- 6.92%;
         Jonas Gerstl - 6.91%; James McLaren and William D.
         Lautman - 6.88%

         (c) William Ehrman - 56,650 shares with sole power to vote or to direct the vote; 1,691,900 with shared power to vote or to direct the vote;
             56,650 shares with sole power to dispose or to direct the disposition of; 1,754,172 shares with shared power to dispose or to direct the disposition of.

             Frederic Greenberg - 6,000 shares with sole power to vote or to direct the vote; 1,691,900 with shared power to vote or to direct the vote; 6,000 shares with sole power to dispose or to direct the disposition of; 1,701,245 shares with shared power to dispose or to direct the disposition of.

             Frederick Ketcher - 8,400 shares with sole power to vote or to direct the vote; 1,691,900 with shared power to vote or to direct the vote; 8,400 shares with sole power to dispose or to direct the disposition of; 1,698,245 shares with shared power to dispose or to direct the disposition of.

             Jonas Gerstl - 0 shares with sole power to vote or to direct the vote; 1,693,400 with shared power to vote or to direct the vote; 0 shares with sole power to dispose or to direct the disposition of; 1,704,245 shares with shared power to dispose or to direct the disposition of.

             James McLaren and William D. Lautman- 0 shares with sole power to vote or to direct the vote;
             1,691,900 with shared power to vote or to direct the vote; 0 shares with sole power to dispose or to direct the disposition of;
             1,698,245 shares with shared power to dispose or to direct the disposition of.

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    /s/ William Ehrman
    _________________________
    William Ehrman

    /s/ Frederic Greenberg
    __________________________
    Frederic Greenberg

    /s/ Frederick Ketcher
    __________________________
    Frederick Ketcher

    /s/ Jonas Gerstl
    __________________________
    Jonas Gerstl

    /s/ James McLaren
    __________________________
    James McLaren

    /s/ William D. Lautman
    __________________________
    William D. Lautman

    July 6, 1998
    __________________________
    Date

                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

July 6, 1998 relating to the Common Stock of Triarc

Companies, Inc. shall be filed on behalf of the undersigned.

                                       /s/ William Ehrman
                                       _________________________
                                       William Ehrman

                                       /s/ Frederic Greenberg
                                       __________________________
                                       Frederic Greenberg

                                       /s/ Frederick Ketcher
                                       __________________________
                                       Frederick Ketcher

                                       /s/ Jonas Gerstl
                                       __________________________
                                       Jonas Gerstl

                                       /s/ James McLaren
                                       __________________________
                                       James McLaren

                                       /s/ William D. Lautman
                                       __________________________
                                       William D. Lautman




















                              -18-
00126001.AH4